Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Secure Computing Corporation 2002 Stock Option Plan, as amended, and the Secure Computing Corporation Employee Stock Purchase Plan of our report dated January 16, 2004, with respect to the consolidated financial statements and the related financial statement schedule of Secure Computing Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Minneapolis, Minnesota

May 13, 2004